EXHIBIT 99.1

For More Information, Contact:
Cygnus, Inc.	Burns McClellan
Cygnus Corporate Communications	E. Blair Clark (investors)
(650) 369-4300	Justin Jackson (media)
www.cygn.com	(212) 213-0006

FOR IMMEDIATE RELEASE

Cygnus Moves to OTC Bulletin Board

Redwood City, CA, January 7, 2003— Cygnus, Inc. (Nasdaq: CYGN) today announced that its Common Stock will be moved to the OTC Bulletin Board effective at the open of business on January 8, 2003. This is a result of the Company’s ineligibility to remain listed on either the Nasdaq National Market or the Small Cap Market due to its non-compliance with either the minimum $3.00 bid price and the $50 million market capitalization required under the Nasdaq National Market rules, or with the minimum $1.00 bid price and the minimum $35 million market capitalization required under the Nasdaq Small Cap Market rules. The Company will continue to trade under the symbol “CYGN.” For a company to trade on the OTC Bulletin Board, a market maker must continue to make a market in that company’s shares. While there can be no assurance that its Common Stock will trade on the OTC Bulletin Board following the move from Nasdaq, Cygnus believes that market makers will continue to make a market in its shares of Common Stock on the OTC Bulletin Board.

About Cygnus

Cygnus (www.cygn.com) develops, manufactures and commercializes new and improved glucose-monitoring devices. The Company’s products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model, the GlucoWatch® G2™ Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and scale-up commercially the GlucoWatch G2 Biographer, Cygnus’ plans for commercialization alliances, Cygnus’ ability to achieve market acceptance of the GlucoWatch G2 Biographer, Cygnus’ plans for enhancements and possible manufacturing changes through the regulatory process, and Cygnus’ continued trading on the OTC Bulletin Board. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements.

Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release. NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

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